Exhibit 10.2

Jefferies Financial Group Inc.

Stock Appreciation Award Agreement

This Stock Appreciation Award Agreement (the “Agreement”), which includes the attached “Terms and Conditions of Award,” confirms the grant, effective December 6, 2020 (the “Grant Date”), by Jefferies Financial Group Inc., a New York corporation (“Jefferies"), to ____________________ ("Employee"), of a right to receive payment of the amount of appreciation in value of Jefferies Common Shares, par value $1.00 per share (the "Shares"), as set forth below (the “Award”). The Award is granted in consideration of Employee’s continuing service to Jefferies as ____________________.

The principal terms of the exercisable rights to appreciation in the value of the Shares granted hereby (the “Rights”) are as follows (subject to adjustment in accordance with Section 7 of this Agreement):

    Underlying Shares Subject to Rights: 1,253,133 Jefferies Shares

Calculation of Appreciation Upon Exercise; Base Price: Upon exercise of Rights, Employee will have a right to receive, for each exercised Right, a cash amount equal to the Fair Market Value of a Share at the date of exercise minus the Base Price (as defined below). The base price of each Right is $23.75 per Share, an amount equal to the Fair Market Value of a Share on December 6, 2020 (the “Grant Date”), subject to adjustment as provided in Section 7 of this Agreement (the “Base Price”). For purposes of this Agreement, “Fair Market Value” shall be determined by Jefferies in a manner consistent with such determinations under Jefferies’ principal equity compensation plan as then in effect (the “Equity Plan”).

    Stated Vesting Dates: Rights will become vested and exercisable as to one-third of the underlying Shares (rounded to the nearest whole Share) on each of the first three anniversaries of the Grant Date (each, a “Stated Vesting Date”), provided that the Rights will become vested and exercisable, in whole or in part, on an accelerated basis upon the occurrence of certain events relating to Termination of Employment, in accordance with Section 4 hereof.

Expiration Date: The Rights will expire at 11:59 PM on December 5, 2030 (the “Stated Expiration Date”); provided, however, that the Rights are subject to termination prior to the Stated Expiration Date upon a Termination of Employment for Cause, in accordance with Section 4 hereof. The occurrence of a change in control of Jefferies does not automatically and by itself affect the expiration or termination of the Rights. At the Stated Expiration Date or any termination of the Rights prior to the Stated Expiration Date except under Section 4(c) hereof, if any vested portion of the Rights remains unexercised and the Fair Market Value of a Share exceeds the Base Price, the Rights will be automatically exercised, with cash to be withheld to pay applicable withholding taxes.

Supplemental Award. This Award includes a grant of rights to certain dividend equivalents, under Section 6 of this Agreement.

Jefferies Right to Convert Rights to a Stock Option. Jefferies may elect to convert the Rights into an economically equivalent award in the form of a non-qualified option to purchase the Shares, in accordance with Section 5 of this Agreement.

* * *

The Rights are subject to the terms and conditions of this Agreement, including the Terms and Conditions of Award attached hereto and deemed a part hereof. The number and kind of Shares to which the Rights relate, the Base Price and other terms and conditions are subject to adjustment in accordance with Section 7 of this Agreement.

Employee acknowledges and agrees that (i) the Rights and other rights granted hereunder are nontransferable as set forth in Section 8(a) hereof, (ii) the Rights and other rights granted hereunder are subject to early termination in the event of Employee's Termination of Employment for Cause and in certain other cases as specified in Sections 4 and 8(b) hereof, and (iii), if Shares are issued under this Award, any sale of Shares by Jefferies to Employee and resales of the Shares by Employee will be subject to compliance with applicable Federal and state securities laws, and with Jefferies’ policies governing trading in Shares by employees.

IN WITNESS WHEREOF, Jefferies has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has executed this Agreement.

                        JEFFERIES FINANCIAL GROUP INC.

                        By:________________________

                        EMPLOYEE

                        ________________________

TERMS AND CONDITIONS OF AWARD

The following Terms and Conditions apply to the award granted to Employee by Jefferies Financial Group Inc. ("Jefferies"), as specified in the Stock Appreciation Award Agreement (of which these Terms and Conditions form a part). Certain specific terms and conditions of the Rights, including the number of Jefferies Shares purchasable, vesting terms and conditions, Stated Expiration Date and Base Price, are set forth on the cover page hereto, which is an integral part of this Agreement.

1.    General. By accepting the grant of this Award, Employee agrees to be bound by all of the terms and provisions of this Agreement and the decisions and determinations of the Compensation Committee of the Board of Directors (the "Committee") made from time to time.
2.    Right to Exercise. Subject to all applicable laws, rules, regulations and the terms of this Agreement, Employee may exercise the Rights at such time or times and to the extent the Rights has become vested and exercisable, as specified on the cover page hereto, and prior to or on the applicable Stated Expiration Date of the Rights (but not after any termination, forfeiture or expiration of the Rights prior to the Stated Expiration Date).
3.    Method of Exercise. To exercise the Rights or any part thereof, Employee must give written notice to Jefferies’ Chief Financial Officer or her or his designee, which notice shall specifically identify the Rights and this Agreement and state the number of Shares as to which the Rights are being exercised, and which notice shall be signed by Employee. Employee shall not have at any time any rights of a holder of Shares covered by this Agreement, and no adjustment to the Base Price or number of Shares underlying the Rights shall be made for dividends or distributions for which the record date is prior to such valid exercise except as provided in this Agreement (see Section 7 below).

4.    Termination Provisions. The following provisions govern the vesting, exercisability and expiration of the Rights in the event of Employee's Termination of Employment at a time that the Rights remain outstanding, unless the Committee determines to provide more favorable terms:

    (a)    Death or Disability. In the event of Employee's Termination of Employment due to death or Disability (as defined below), the Rights (if not previously vested) will become vested and will be and remain exercisable until the Stated Expiration Date, subject to Section 8(b).

(b)    Retirement. In the event of Employee’s Retirement (as defined below), other than a Termination by Jefferies for Cause (as defined below), the Rights will not be forfeited, subject to Section 8(b), but will remain outstanding and be or become exercisable at the applicable Stated Vesting Dates and thereafter will remain exercisable until the Stated Expiration Date, (i) except that, at any time that both there has occurred a Change in Control (as defined below) at a time that the Rights are outstanding and the Employee has become eligible for Retirement, the Rights will be exercisable in full.

(c)    Termination by Jefferies for Cause. In the event of Employee's Termination of Employment by Jefferies for Cause, the Rights, whether or not then vested, immediately will terminate.

(d)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)    "Cause" has the meaning under Jefferies’s Employee Handbook (or if Employee is employed by a Company subsidiary, then that subsidiary’s employee handbook) as in effect at the date of Termination of Employment.

(ii)    “Change in Control” means a “Change of Control” as defined in the Jefferies Group LLC Deferred Compensation Plan, as amended and restated as of May 23, 2018.

(iii)    "Disability" has the meaning under Jefferies's long-term disability policy as in effect at the date of Employee's Termination of Employment.

(iv)    “Retirement” means a Termination of Employment, other than due to death, Disability or by Jefferies for Cause, at a time that the sum of Employee’s age and his years of service equals or exceeds 80.

(v)    "Termination of Employment” means the earliest time at which Employee is employed by neither Jefferies nor a subsidiary of Jefferies and is not serving as a Director of Jefferies, provided that, for purposes of the supplemental award under Section 6, a Termination of Employment means a “separation from service” under Treasury Regulation § 1.409A-1(h).

    5.    Conversion of Award to Stock Option at Jefferies’ Election. By action of the Committee or the Board of Directors, Jefferies may elect to convert the Rights into an economically equivalent non-qualified stock option. This election may only be made one time, will be irrevocable, and must result in the conversion of all Rights that then remain outstanding. Upon conversion, the stock option will entitle Employee to purchase the same number of underlying Shares as then remain subject to the Rights, will have an exercise price equal to the Base Price, will be subject to adjustment on terms similar to those applicable to the Rights, and will have vesting, forfeiture and expiration terms the same as previously applied to the Rights; accordingly, the principal terms of the option will be similar to the stock option granted to Employee at the same date as the grant of this Award. The foregoing notwithstanding, any restriction that may be imposed by an Equity Plan approved by Jefferies stockholders requiring retention of Shares upon vesting or upon exercise or relating to clawback shall apply to such stock option, but in other respects the option shall contain no terms that are materially more adverse to Employee than the terms of the Rights. Upon conversion, Employee shall have no further right to exercise the Rights or the option for cash, although the option will allow for net exercise and withholding of Shares to cover taxes.

6.    Supplemental Award. In the event that Jefferies declares and pays a regular dividend in excess of $0.15 per share per quarter (the “Base Dividend,” which is subject to adjustment as provided below), an amount equal to two times the amount by which such per-Share dividend exceeds the Base Dividend (the “Excess Dividend”), times 1,253,133 (the “Share Reference,” which is subject to adjustment as provided below), will be credited as cash dividend equivalents to an account (the “Supplemental Award Account”) maintained by Jefferies for Employee, subject to the following terms and conditions:

(a)    Denomination and Vesting of Supplemental Award Account. Amounts will be credited to the Supplemental Award Account as cash amounts at the payment date of the Excess Dividends. At that date, any cash amounts credited to the Supplemental Award Account (including under Section 6(d)), and will then be immediately converted to a number of cash-settled Share Units by dividing such credited cash amounts by the Fair Market Value of a Share at that date. By action of the Committee or the Board of Directors, Jefferies may elect to convert those Share Units into stock-settled Share Units, with all subsequently credited Share Units to be settled solely in Shares. This election may only be made one time and will be irrevocable. Share Units (before or after conversion) will be subject to the same vesting and forfeiture terms as apply to the Rights. Accordingly, any forfeiture of unvested Rights will result in a corresponding forfeiture of unvested Share Units credited under this Section 6. Conversely, if a portion of the Rights are vested at a given date, an equal portion of the Share Units credited through that date will be deemed vested; once the Rights have become fully vested, Share Units credited thereafter will be fully vested. Share Units resulting from dividend equivalents under Section 6(d) will be forfeitable to the same extent as the Share Units on which such dividend equivalents were credited.

(b)    Expiration of Excess Dividend Right. Employee’s right to accrual of dividend equivalents based on Excess Dividends under this Section 6 will expire nine years and six months after the Grant Date, provided that the right to such accruals will expire earlier upon Employee's Termination of Employment by Jefferies for Cause. Rights to dividend equivalents on Share Units under Section 6(d) will continue until settlement of the Share Units under Section 6(e) or forfeiture of the Share Units.

(c)    Affected Dividends. For purposes of this Section 6, regular dividends are Jefferies’ regular quarterly dividends and any other cash dividend that does not trigger a non-discretionary adjustment to the Rights under Section 7 of this Agreement.

(d)    Dividend Equivalents on Share Units. With regard to Share Units credited to the Supplemental Award Account at any record date for regular dividends paid by Jefferies, a cash amount equal to the dividend (in full; i.e., not just Excess Dividends) will be credited to the Supplemental Award Account on each such Share Unit as of the dividend payment date.

(e)    Settlement of Vested Share Units. If Share Units have not been converted to stock-settled Share Units under Section 6(a), each vested Share Unit will be settled by payment of cash equal to the Fair Market Value of one Share at the settlement date. If Share Units have been converted to stock-settled Share Units under Section 6(a), each vested Share Unit will be settled by delivery of one Share for each Share Unit. Such settlement will occur at the earliest of (i) nine years and six months after the Grant Date, (ii) a Change in Control, provided that in connection therewith there occurs a change in the ownership of Jefferies, a change in effective control of Jefferies or a change in the ownership of a substantial portion of the assets of Jefferies, as defined in Treasury Regulation § 1.409A-3(i)(5), (iii) not later than 45 days after Employee’s death, or (iv) within 15 business days after Termination of Employment for any reason other than death, provided that, if Employee is a “specified employee” as defined in Treasury Regulation § 1.409A-1(i), settlement shall instead occur at the expiration of the six-month delay period required under Section 409A(a)(2)(B)(i). It is understood that a settlement may occur under clause (ii), (iii) or (iv) of the preceding sentence prior to the expiration of the rights to Excess Dividend accruals under Section 6(b), in which case any Share Units accruing after such a settlement will be settled upon the occurrence of a subsequent settlement date (under any of the clauses in the preceding sentence).

(f)    Effect of Exercise of Rights. An exercise of the Rights, in whole or in part, will have no effect on Employee’s right to accrual of Excess Dividends or Share Units under this Section 6, and will have no effect on the timing of settlement of vested Share Units under this Section 6.

(g)    Separate Payments Designation. Share Units that accrue in each Jefferies’ fiscal year shall be deemed separate payments from those accruing in other fiscal years for purposes of Code Section 409A, and within any fiscal year in which a settlement occurs under Section 6(e), Share Units that accrue before the settlement date and those that accrue after the settlement date shall be deemed separate payments for purposes of Code Section 409A.

    7.    Adjustments. Upon the occurrence of an event constituting an “equity restructuring” as defined under Financial Accounting Standards Board Accounting Standards Codification Topic 718 with respect to Shares or otherwise triggering an adjustment to outstanding equity awards under the Equity Plan, Employee and Jefferies each shall have a legal right to an equitable adjustment (i) to the Rights, including the number and kind of Shares underlying the Rights and the Base Price, and (ii) to the Supplemental Award, including the Base Dividend, the Share Reference and Share Units, in each case in order to preserve without enlarging the rights of Employee under this Agreement. The manner of adjustments authorized under this Section 7 shall be determined by the Committee.

Employee shall have no further right to exercise the Rights or the option for cash, although the option will allow for net exercise and withholding of Shares to cover taxes.

8.    Other Terms and Conditions.

(a)    Nontransferability. Employee may not transfer the Rights, Share Units, other rights under Section 6 or any other rights hereunder to any third party other than by will or the laws of descent and distribution and, during Employee's lifetime, only Employee or his or her duly appointed guardian or legal representative may exercise the Rights and other rights hereunder, except for transfers to a Beneficiary (as such term is defined in the Equity Plan) in the event of death or as otherwise permissible under Code Section 409A and approved by the Committee.

(b)    Conditions Required for Non-Forfeiture. As a condition to any non-forfeiture of the Rights, Share Units or other rights under Section 6 upon Termination of Employment and as a condition to any exercise of the Rights after Termination of Employment, Jefferies may require Employee or a Beneficiary (i) to make any representation or warranty to Jefferies as may be requested by Jefferies or required under any applicable law or regulation, (ii) to execute a release of claims against Jefferies and its affiliates arising before the date of such release, in such form as may be specified by Jefferies, and (iii) to take any action that Jefferies reasonably deems necessary in order to comply with federal and state laws, or the rules and regulations of the New

York Stock Exchange, the Financial Industry Regulatory Authority, any other stock exchange or self-regulatory organization or any other obligation of Jefferies or Employee that may relate to equity compensation or this Agreement.

(c)    Tax Withholding. Employee understands and acknowledges that certain amounts must be withheld to satisfy federal, state, local or foreign tax obligations associated with the exercise of the Rights (including after conversion to an option, if so elected by Jefferies), the crediting of dividend equivalents and the settlement of Share Units ("Withholdings"). Employee shall make arrangements satisfactory to Jefferies, in advance of any reasonably anticipated event triggering a Withholding obligation on the part of Jefferies or any affiliate of Jefferies that employs Employee, to provide for payment of all applicable Withholdings. If Employee has failed to make such arrangements or for any reason full payment of Withholdings is not made by Employee under such arrangements, Employee expressly authorizes Jefferies and any of its affiliates to (1) withhold the applicable amount of Withholdings from any payment to Employee or other source of Employee’s funds or securities, including any payment relating to a compensatory award or any payroll or other source of Employee’s funds or securities, and/or (2) withhold Shares deliverable upon exercise of the Rights or settlement of Share Units having a Fair Market Value equal to the amount of such tax liability required to be withheld as Withholdings in connection with the exercise or settlement. If Jefferies or such affiliate elects to withhold Shares to satisfy any Withholding obligation, the value of Shares withheld shall not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities (interpreted in a manner consistent with applicable accounting rules), unless otherwise agreed to by Jefferies or the affiliate and Employee. This provision does not obligate Jefferies or any affiliate to withhold shares to satisfy Withholding obligations. Jefferies may specify a reasonable deadline (for example, 90 days before a given exercise of the Rights) by which Employee must make separate arrangements for the payment of Withholdings.

(d)     Clawback Policy. The Rights, Share Units and other rights under Section 6, and cash or Shares delivered upon exercise of the Rights (or any stock option, if the Rights are converted) or settlement of Share Units shall be subject to any clawback or recoupment provisions required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)    Unfunded Plan. Employee’s Supplemental Award Account and credits thereto shall be by means of bookkeeping entries on the books of Jefferies and shall not create in Employee or any Beneficiary any right to, or claim against any, specific assets of Jefferies, nor result in the creation of any trust or escrow account for Employee. With respect to any entitlement of Employee or any Beneficiary to any distribution relating to the Supplemental Award Account hereunder or Share Units credited thereto, Employee or such Beneficiary shall be a general creditor of Jefferies.

(f)    Binding Agreement; Written Amendments; Enforcement. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement (including any stock option agreement issued upon exercise by Jefferies of its right to convert the Rights to a stock option), constitute the entire agreement between the parties with respect to the Award, and supersede any prior agreements or documents with respect thereto. No amendment, alteration, suspension, discontinuation or termination of this Agreement (a “Modification”) that may impose any additional obligation upon Jefferies shall be valid unless in each instance such Modification is expressed in a written instrument duly executed in the name and on behalf of Jefferies, and no Modification that materially impairs the rights of Employee with respect to the Award shall be valid unless expressed in a written instrument duly executed by Employee. Neither the Award nor the granting thereof shall constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee or director of Jefferies or any subsidiary for any period of time, or at any particular rate of compensation. Any waiver by Jefferies of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

Employee hereby acknowledges that the type and periods of restriction imposed in the provisions of this Agreement are fair and reasonable. The Employee hereby further acknowledges that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, Employee agrees that, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
    (g)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

    (h)    Stockholder Rights. Employee shall not have any rights with respect to Jefferies Shares (including voting rights) that may be acquired under this Award until such Shares are validly issued and delivered to Employee.